LOAN AND SECURITY AGREEMENT

CITIZENS BANK, a Michigan banking corporation (“Lender”), CARE CHOICES OF TENNESSEE, INC., a Tennessee corporation (“CCT”) and CC TENNESSEE HOLDINGS, LLC, a Nevada limited liability company (“Holdings” or together with CCT, the “Borrowers” or individually, a “Borrower”) enter into this Loan and Security Agreement (this “Agreement”) as of April 11, 2011.

BACKGROUND

A. Borrowers desire to establish certain financing arrangements with and borrow funds from Lender, and Lender is willing to establish such arrangements for and make loans and extensions of credit to Borrowers, on the terms and conditions set forth below.

B. The parties desire to define the terms and conditions of their relationship and to reduce their agreements to writing.

The parties agree as follows:

1.GENERAL LENDING TERMS

The following are the general terms of the Loans to be made under this Agreement:

1.1   A revolving line of credit (the "Line of Credit") on the terms of Section 3.1.

1.2    A term loan (the "Term Loan") on the terms of Section 3.2.

1.3    Subject to Section 3.3 below, all Loans will bear interest at the Base Rate.

1.4    All Loans are guaranteed by American BioCare, Inc., a Nevada corporation (the “Guarantor”).

1.5    On the Closing Date, Borrowers will pay Lender a non-refundable, fully earned fee of $19,000 (the "Closing Fee").

2.DEFINITIONS

2.1              In addition to the terms defined in this Agreement, the following terms have the given definitions:

"Account Debtor" means any obligor under, with respect to, or on account of an Account, and includes the insurer or obligor under health-care-insurance receivables, and the applicable governmental entity, agency or intermediary in respect of a Medicare Account or a Medicaid Account.

    "Accounts" means "accounts" and "heath-care-insurance receivables" as those terms are defined in the UCC.  For certainty, Accounts include Medicare Accounts and Medicaid Accounts.

"Affiliate" means with respect to any entity, another person or entity that directly, or indirectly, through one or more intermediaries, Controls or is Controlled by or is under common Control with the applicable entity.  "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise.  "Controlling" and "Controlled" have correlative meanings.

"Anti-Terrorism Laws" means any laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United States Treasury Department's Office of Foreign Asset Control (“OFAC”).

"Base Rate" means the LIBOR Rate plus five and one half percent (5.5%) per annum.

"Blocked Person" means any of the following: (a) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (c) a Person with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (d) a Person that commits, threatens or conspires to commit or supports "terrorism" as defined in the Executive Order No. 13224; (e) a Person that is named as a "specially designated national" on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or (f) a Person who is affiliated or associated with a Person listed above.

"Borrowers’ Adjusted EBITDA" means the following amount determined for the applicable Measurement Period for Borrowers on a consolidated basis: EBITDA plus (i) the sum of capital contributions from Guarantor to Holdings which in turn are contributed to CCT, advances and/or loans from Guarantor to CCT that are subordinated to Lender (pursuant to a subordination agreement in form and substance acceptable to the Lender), and extraordinary losses (including losses on sale of fixed assets if not treated as an extraordinary item), minus (ii) the sum of extraordinary gains (including gains on sale of fixed assets if not treated as an extraordinary item), dividends and distributions paid or payable by Borrowers during the Measurement Period and Capital Expenditures (excluding the portion of Capital Expenditures financed by third parties).

"Borrowers’ Fixed Charge Coverage Ratio" means for any Measurement Period, the ratio of the Borrowers’ Adjusted EBITDA to Borrowers’ Fixed Charges.

"Borrowers’ Fixed Charges" means the sum of the following for any Measurement Period (without duplication) for both Borrowers: all scheduled principal and interest payments (other than "payment in kind" interest obligations) on Funded Debt (including any subordinated debt) and all payments due or paid under Capital Leases.

"Borrowing Base" means an amount equal to 70% of the Net Eligible Accounts Amount.

"Business Day" means a day on which Lender is open for business in Michigan other than Saturdays and Sundays.

"Business Records" means all of each Borrower's books and records, including all of the following: ledgers, records indicating, summarizing or evidencing a Borrower's assets (including the Collateral) or liabilities; all information relating to a Borrower's business operations or financial condition; customer lists, computer programs, disk or tape files, printouts, runs or other computer prepared information, and the equipment containing such information.

"Capital Lease" means a capital lease or other lease which should be treated as a capital lease under GAAP.

"Closing Date" means the date set forth in the preamble to this Agreement.

"Collateral" means all existing and after acquired personal property and proceeds thereof owned by or in which either Borrower has an interest, including:  Accounts; Business Records; Commercial Tort Claims; Deposit Accounts; Documents; General Intangibles; Intellectual Property; Goods, including Inventory and Equipment; Instruments; Investment Property; Letter-of-Credit Rights; Supporting Obligations; any collateral security granted to Lender under any other agreement or document executed or delivered by Borrower; all accessions to, substitutions for, and all replacements, products and cash and non-cash proceeds of any of the foregoing, including proceeds of insurance and unearned insurance premiums and claims against any person for loss, damage or destruction of any property.

“Combined Adjusted EBITDA” means, for the applicable Measurement Period and without duplication, Borrowers’ Adjusted EBITDA plus Guarantor’s Adjusted EBITDA.

“Combined Fixed Charges” means, for the applicable Measurement Period and without duplication, Borrowers’ Fixed Charges plus Guarantor’s Fixed Charges.

"Combined Fixed Charge Coverage Ratio" means for any Measurement Period, the ratio of the Combined Adjusted EBITDA to Combined Fixed Charges.

“Contractual Adjustment” means the difference between the gross amount of an Account and the amount an Account Debtor agrees to or is obligated to pay per any agreement with CCT, pursuant to which CCT agrees to accept the lesser amount in full satisfaction of the Account.  For example, if Medicare agrees to pay 65% of CCT’s normal charge for a particular service, the Contractual Adjustment would be 35% of the invoice amount of the Account related to such service.

"Depreciation & Amortization Expense" means with respect to Borrowers or Guarantor, as applicable, for any period, depreciation, amortization, depletion and other like reductions to income for such period not involving any outlay of cash, determined in accordance with GAAP.

"Dollars" or "$" means lawful money of the United States of America.

"EBITDA" means for any Measurement Period for Borrowers or Guarantor, as applicable, the following amount determined in accordance with GAAP -

(a) Net Income (or loss) for such period; plus

(b) The sum of (without duplication):

(i)	Interest Expense for such period;

(ii)	Income Tax Expense for such period;

(iii)	Depreciation & Amortization Expense for such period; and

(iv)	any non-cash expenses included in determining Net Income (or loss) for such period.

"Eligible Account" means an Account of CCT generated in the ordinary course of Borrowers’ business from services provided or goods sold or provided that Lender in its reasonable discretion determines is eligible for inclusion in the Borrowing Base.  However, no Account will be an Eligible Account if:

(a) CCT has not issued an invoice to the applicable Account Debtor for the underlying services or goods;

(b) the Account remains unpaid more than ninety (90) days past the claim or invoice date (but in no event more than one hundred twenty (120) days after the applicable services have been provided);

(c) except for Contractual Adjustments, the Account is subject to any defense, set-off, counterclaim, deduction, discount, credit, chargeback, allowance, or adjustment of any kind but only to such extent;

(d) the Account is subject to a lien other than a Permitted Lien;

(e) Borrowers know or should have known of the bankruptcy, receivership, reorganization, or insolvency of the Account Debtor;

(f) the Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment;

(g) the Account is an Account of an Account Debtor having its principal place of business or executive office outside the United States;

(h) the Account Debtor is an Affiliate or subsidiary of Borrowers;

(i) more than twenty-five percent (25%) of the aggregate balance of all Accounts owing from the Account Debtor are outstanding more than one hundred twenty (120) days past their invoice date; or

(j) any material covenant, representation or warranty contained in the Loan Documents with respect to such Account has been breached.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

"ERISA Affiliate" means each trade or business (whether or not incorporated and whether or not foreign) which is or may hereafter become a member of a group of which Borrower is a member and which is treated as a single employer under ERISA Section 4001(b)(1), or IRC Section 414.

"Excess Availability" means at any time, the amount of the Borrowing Base minus the amount of the Revolving Loans.

"Expenses" means all fees and out-of-pocket disbursements incurred by Lender, including reasonable out-of-pocket fees of counsel and court costs, in any way arising from or in connection with this Agreement, any Loan Documents, any of the Collateral, any of the Obligations or the business relationship between Lender and Borrowers, including, without limitation, (a) audit fees at the per day rate provided for in Section 8.7 below; (b) all fees and expenses (including recording fees) of Lender and counsel for Lender for the preparation, examination, approval, negotiation, execution and delivery of, or the closing of any of the transactions contemplated by, this Agreement and any other Loan Documents; (c) all fees and out-of-pocket disbursements incurred by Lender, including attorneys' fees, in any way arising from or in connection with any action taken by Lender to monitor, advise, administer, enforce or collect any of the Obligations under this Agreement, any Loan Documents or any other obligations of Borrowers, whether joint, joint and several, or several, under this Agreement (or any Loan Documents), or any other existing or future document or agreement, or arising from or relating to the business relationship between Lender and Borrowers, or otherwise securing any of the Obligations, including any actions to lift the automatic stay or to otherwise in any way monitor or participate in any Insolvency Proceeding involving Borrowers; (d) all out-of-pocket expenses and fees (including attorneys' fees) incurred in relation to, in connection with, in defense of and/or in prosecution of any litigation instituted by either Borrower (unless the applicable Borrower prevails in all material respects in such litigation, in which case Borrowers will not be obligated to pay Lender's expenses and fees incurred with such litigation) or any third party against or involving Lender arising from, relating to, or in connection with any of the Obligations or Borrowers’ other obligations under this Agreement (or any Loan Documents), any of the Collateral, or the business relationship between Lender and Borrowers or Guarantor, or any of them, including any so-called "lender liability" action, any claim and delivery or other action for possession of, or foreclosure on, any of the Collateral, post-judgment enforcement of any rights or remedies including enforcement of any judgments, and prosecution of any appeals (whether discretionary or as of right and whether in connection with pre-judgment or post-judgment matters); (e) all costs, expenses and fees incurred by Lender or its agents in connection with any appraisals or assessments of all or any of the Collateral (and Borrowers will fully cooperate with such appraisers and make its property available for appraisal in connection with as many appraisals or assessments as Lender may reasonably request); and (f) all costs, expenses and fees incurred by Lender and/or its counsel in connection with consultants, expert witnesses or other professionals retained by Lender and/or its counsel in order to assist, advise and/or give testimony with respect to any matter relating to this Agreement or any Loan Documents, the Collateral or the business relationship between Lender on the one hand and Borrower or Guarantor on the other hand (and Borrowers will fully cooperate with such consultant, expert witness or other professional and will make its premises, books and records, accounting systems, computer systems and other media for the recordation of information available to such persons).

"Funded Debt" means, with respect to Borrowers or Guarantor, as applicable, all Capital Leases, all indebtedness that bears interest (whether current pay, accrued or otherwise), including without limitation, the deferred purchase price of property or services, all obligations to repurchase all or any portion of any property transferred or sold and all other obligations arising under arrangements or agreements that, in substance, provide financing.

"GAAP" means generally accepted accounting principles as adopted in the United States of America applied on a consistent basis.

"Guarantor’s Adjusted EBITDA" means the following amount determined for the applicable Measurement Period for Guarantor: EBITDA plus (a) the sum of (i) all new cash equity contributions to or in Guarantor to the extent such new equity is used to pay Operating Expenses, invested in Holdings (and in turn invested by Holdings in CCT) or loaned to CCT on a subordinated basis pursuant to a subordination agreement in form and substance acceptable to Lender ("Guarantor Subordinated Loans"), and (ii)  extraordinary losses (including losses on sale of fixed assets if not treated as an extraordinary item); minus (b) the sum of extraordinary gains (including gains on sale of fixed assets if not treated as an extraordinary item), dividends and distributions paid or payable by Guarantor during the Measurement Period and Capital Expenditures (excluding the portion of Capital Expenditures financed by third parties).

"Guarantor’s Fixed Charges" means the sum of the following for any Measurement Period (without duplication) for Guarantor: all scheduled principal and interest payments on Funded Debt (including interest on any subordinated debt), and all payments due or paid under Capital Leases; provided that Guarantor's Fixed Charges will not include "payment in kind" interest that Guarantor has a right to add to principal and not pay in cash during the applicable period.

"Guarantor Subordinated Loans" has the meaning given in the definition of Guarantor's Adjusted EBITDA.

"Guaranty” means the Guaranty dated on or about the date of this Agreement executed by Guarantor in favor of Lender under which Guarantor is guaranteeing the payment and performance of the Obligations.

"Hazardous Material" means any substance, material, emission or waste which is or hereafter becomes regulated or classified as a hazardous substance, hazardous material, toxic substance or solid waste under any Environmental Law, asbestos, petroleum products, urea formaldehyde, polychlorinated biphenyls (PCBs), radon and any other hazardous or toxic substance, material, emission or waste.

"Hedge Arrangement" means for any period, any arrangement or transaction which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, interest rate option, forward foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of such transactions or arrangements) designed to protect or mitigate against risks in interest, currency exchange or commodity price fluctuations.

"Income Tax Expense" means with respect to Borrowers or Guarantor, for any period, the aggregate of all federal, state and local taxes on Borrowers’ or Guarantor’s income for such period, whether current or deferred, including Tax Distributions, determined in accordance with GAAP.

"Insolvency Proceeding" means any proceeding commenced by or against either Borrower or Guarantor under any provision of the Bankruptcy Code, 11 U.S.C. §101 et. seq., or under any other bankruptcy or insolvency law, including receiverships, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors or proceedings seeking reorganization, liquidation, arrangement or other similar relief.

"Intellectual Property" means all of each Borrower’s intellectual and similar property, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; URLs; domain names; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

“Intercreditor Agreement” means the Intercreditor and Subordination Agreement of approximate even date executed by Borrowers, Lender, Patrick Pickel and Robin Adkins.

"Interest Expense" means with respect to Borrowers or Guarantor, as applicable, for any period, without duplication, the aggregate amount of interest and other financing charges expensed or accrued on account of such period with respect to Funded Debt, including interest, discount and financing fees, commissions, discounts, the interest or time value of money component of costs related to factoring or securitizing receivables or monetizing inventory and other fees and charges payable with respect to letters of credit, letters of guarantee and bankers' acceptance financing, standby fees, the interest component of capital leases and net payments (if any) pursuant to hedge arrangements involving interest, all as determined in accordance with GAAP.  Interest Expense, however, will not include "payment in kind" interest that the applicable person has a right to add to principal and not pay in cash during the applicable period.

"LIBOR Rate" means the London Interbank Offered Rate for one (1) month interbank interest settlements, as established by the British Bankers Association and as reported by any generally accepted authoritative source (as determined in Lender’s sole discretion), rounded upwards, if necessary, to the nearest one-sixteenth of one percent (1/16 of 1%).  The LIBOR Rate is not necessarily the lowest rate charged by Lender on its loans and Lender may make loans to other borrowers based on other rates as well.  If the basis for determining the LIBOR Rate becomes unavailable, Lender may designate a substitute index after notifying Borrowers.  Lender will tell Borrowers the current LIBOR Rate upon Borrower’s request.  The LIBOR Rate for any calendar month will be based on the LIBOR Rate on the second from last Business Day of the immediately prior month.

"Line of Credit Term" means the period expiring 364 days after the date of this Agreement or such later date as may be agreed to in writing by Lender and Borrowers.

"Loan Documents" means, collectively, this Agreement, any promissory notes, any security agreements, pledge agreements, assignments, deeds of trust, mortgages or other encumbrances or agreements which secure or relate to the Obligations or the collateral security for the Obligations, the Guaranty and any other guaranties of the Obligations, any lock box or blocked account agreements and any other agreements entered into between Borrowers, Guarantor or any other guarantor of the Obligations and Lender relating to or in connection with this Agreement, as amended from time to time.

"Loans" means the Revolving Loans, the Term Loan and any other loans or advances made by Lender to Borrowers.

"Intercreditor Agreement" means the Intercreditor and Subordination Agreement between Lender, Patrick Pickel and Robin Adkins dated of approximate even date herewith, as amended from time to time.

"Margin Stock" means "margin stock" as defined in Regulations U and X of the Board of Governors of the Federal Reserve System as from time to time in effect or "margin security", "marginable OTC stock" or "foreign margin stock" within the meaning of Regulation T or X of the Board of Governors of the Federal Reserve System as from time to time in effect.

"Material Adverse Change" means (a) a material adverse change in the business, operations, results of operations, assets, liabilities or financial condition of  Borrowers or Guarantor, including, without limitation, a material adverse change in any of their business, operations, results of operations, assets, or liabilities since 90 days prior to the date of this Agreement, (b) the material impairment of Borrowers' or Guarantor’s  ability to perform their respective obligations under the Loan Documents to which they are a party or of the Lender to enforce the Obligations or realize upon the Collateral of Borrowers or any collateral security for the Guaranty, (c) a material impairment of the Collateral, or (d) any impairment of the priority of the Lender's liens and security interests with respect to the Collateral of Borrowers or any collateral securing the Guaranty.

"Measurement Period" means the fiscal quarter ending June 30, 2011, the two fiscal quarters ending September 30, 2011, the three fiscal quarters ending December 31, 2011 and the four fiscal quarters ending on each March 31, June 30, September 30 and December 31 thereafter.

“Medicaid Account” means an Account owing to CCT by any state, agency, instrumentality, bureau or department of a state, the carriers of any of them or any other payors of funds pursuant to a state’s Medicaid program or plan established under the Title XIX of the Social Security Act, 42 U.S.C. §1396 et seq. as payment for services rendered or goods, supplies or equipment provided (whether provided directly by CCT or indirectly through one or more related or unrelated persons or entities) to Medicaid recipients.

“Medicare Account” means an Account owing to CCT by the U.S. Department of Health and Human Services (or any successor agency), its carriers or other payors of funds pursuant to the Medicare program established by Title XVIII of the Social Security Act, 42 U.S.C. §1395 et seq. as payment for services rendered or goods, supplies or equipment provided (whether provided by CCT indirectly or through one or more related or unrelated persons) to Medicare beneficiaries.

"Multiemployer Plan" means a multiemployer plan as defined in ERISA Sections 3(37) or 4001(a)(3) or IRC Section 414(f) which covers employees of either Borrower or any ERISA Affiliate.

"Negotiable Collateral" means all of each Borrower’s letters of credit, notes, drafts, instruments, certificated and uncertificated securities, investment property, documents, leases and chattel paper, and Business Records relating to any of the foregoing.

"Net Eligible Accounts Amount" means the aggregate amount of CCT’s Eligible Accounts net of CCT’s good faith estimate of all Contractual Adjustments for such Accounts.

"Net Income" means, for any period, the applicable entities’ net income for such period, as determined in accordance with GAAP.

"Notes" means the Revolving Note and the Term Note and all replacements and substitutions for such notes.

"Obligations" means all Loans, advances, debts, liabilities, obligations, fees, lease payments, guaranties, reimbursement obligations, covenants and duties owing by Borrowers to Lender of any kind and description for the payment of money or otherwise (whether pursuant to or evidenced by the Loan Documents, by any note or other instrument or by any other agreement between Lender and either or both Borrowers), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including any debt, liability or obligation owing from Borrowers to others which Lender may obtain by assignment, purchase or otherwise, and all interest thereon, including any interest that, but for the provisions of the Bankruptcy Code, would have accrued, and all Expenses which Borrowers are required to pay or reimburse pursuant to the Loan Documents, by law or otherwise.

"Operating Account" means account number 4536242557 maintained by CCT with Lender.

 "Operating Expenses" means Guarantor’s operating expenses determined according to GAAP for any Measurement Period, including salaries, wages, consulting fees, professional fees, rent, office, and travel expenses.

"Overadvance" means if at any time and for any reason, the aggregate amount of the outstanding Revolving Loans exceeds the lesser of the Revolving Advance Limit or the Borrowing Base.

"Pass-Through Tax Liabilities" means the amount of state and federal income tax required to be paid by Borrowers’ shareholder(s) on taxable income earned by  Borrower and attributable to the member(s) as a result of Borrowers’ "pass-through" tax status, after taking into account any deduction for state income taxes in calculating the federal income tax liability and all other deductions, credits, deferrals and other reductions available to the shareholder(s) from or through Borrowers.

"Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

"Patriot Act Certificates" means USA Patriot Act Certificates signed by Borrowers and Guarantor in form and substance satisfactory to the Lender.

"Permitted Liens" means:

(a) liens for taxes, assessments or governmental charges, and liens incident to construction, which are not delinquent or are being contested in good faith by the applicable Borrower by appropriate proceedings, which will prevent foreclosure of such liens, and against which adequate reserves have been provided, and upon demand, with adequate security being posted with Lender;

(b) liens or deposits in connection with workers' compensation or other insurance, public or statutory obligations in lieu of surety, stay or appeal bonds, or to secure performance of contracts or bids (other than contracts for the payment of money borrowed), or deposits required by law or governmental regulations or by any court order, decree, judgment or rule as condition to the transaction of business or the exercise of any right, privilege or license; or other liens or deposits of a like nature made in the ordinary course of business;

(c) security interests granted to Lender; and

(d) liens and security interests identified on Schedule 2.

"Permitted Transactions" means:

(a) The use of a portion of the initial Loans made under this Agreement to pay the former shareholders of CCT and CCII and related transaction costs;

(b) Guarantor’s contribution of equity to Holdings and Holdings contribution of the same to CCT; and

(c) the merger of CCII with and into CCT, with CCT as the surviving entity;

(d) conversion of CCT from a corporation to a limited liability company, provided Lender receives at least 30 days prior written notice and prior to consummating the organizational change, Borrowers execute such agreements and documents in form and substance acceptable to Lender to continue Lender's rights and interests under this Agreement and the other Loan Documents;

(e) if no Event of Default has occurred and is continuing, payment of management fees to Guarantor in an amount that will not result in an Event of Default occurring;

(f) if no Event of Default has occurred and is continuing, distributions and/or dividends payable to a Borrower or Guarantor, provided, however, that such distributions and/or dividends are only permitted if they do not cause an Event of Default under this Agreement;

(g) payments to the former shareholders of CCT and CCII as permitted by the Intercreditor Agreement; and

(h) loans from Guarantor to either Borrower and the repayment of such loans provided (x) no Event of Default has occurred and is continuing at the time of the repayment (or will result from such repayment), and (y) the loans in question are not Guarantor Subordinated Loans.

"Person" means any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or governmental body.

"Plan" means any plan described in ERISA Section 3(2) maintained for employees of Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

"Regulation T", "Regulation U" and "Regulation X" mean Regulation T, Regulation U and Regulation X, as applicable, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

"Reportable Event" means a "reportable event" as that term is defined and applied in connection with ERISA.

"Revolving Advance Limit" means $400,000 or such greater amount as Lender may agree to in writing.

"Revolving Loans" means Loans made under the Line of Credit.

"Supporting Obligations" has the meaning given in the UCC.

"Tax Distributions" means all dividends, payments or other distributions made to Borrowers’ shareholder(s) solely to pay Pass-Through Tax Liabilities as and when due.

"UCC" means the Uniform Commercial Code as in effect from time to time in the State of Michigan or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such other jurisdiction.

2.2           UCC Definitions.                                As used in this Agreement, the following terms are defined in accordance with the UCC in effect in the State of Michigan from time to time: “Accounts”, “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Inventory”, “Investment Property,” “Letter-of-Credit Right,” and “Supporting Obligation.”

3.LINE OF CREDIT, OTHER LOANS, INTEREST AND PAYMENTS

3.1 Revolving Line of Credit.

(a) From time to time prior to the expiration of the Line of Credit Term, so long as an Event of Default has not occurred or if an Event of Default has occurred, such Event of Default has been timely remedied or waived in writing by Lender, and otherwise subject to the terms and conditions set forth in this Agreement, Lender will make Revolving Loans to Borrowers in such amounts as Borrowers may request, provided that the aggregate principal amount of all Revolving Loans made to Borrower will not exceed the lesser of the Revolving Advance Limit or the Borrowing Base.

(b) During the Line of Credit Term and subject to the other terms of this Agreement, Borrowers may repay and reborrow the Revolving Loans from time to time.

(c) Borrowers may request Revolving Loans from time to time by submitting a signed, Borrowing Base Certificate, in each case given no later than 12:00 p.m. Eastern time on the Business Day of the proposed Revolving Loan advance.  Subject to the terms and conditions of this Agreement, Lender will make the proceeds of each such requested Revolving Loan advance available to Borrowers on the day requested by transferring funds to the Operating Account or as otherwise instructed by Borrowers.

(d) The Revolving Loans will be evidenced by a promissory note in the form of Exhibit 3.1.  The Revolving Loans will be due and payable upon the earlier of (x) acceleration of the Revolving Loans following the occurrence of an Event of Default, or (y) the expiration of the Line of Credit Term.

(e) Should an Overadvance exist, Borrowers must immediately make a principal reduction payment of such excess to Lender as is required to reduce the outstanding balance of the Revolving Loans such that no Overadvance exists.

(f) For each Revolving Loan made to Borrowers via wire transfer (as opposed to an intra-bank transfer or deposit), Borrowers will pay Lender a wire transfer fee in the amount Lender customarily charges its customers for the cost and expense of making wire transfers.

3.2 Term Loan.

(a) Subject to satisfaction of any conditions precedent to the effectiveness of this Agreement, Lender will make a $1,500,000 term loan (the "Term Loan") to Borrowers.

(b) The Term Loan will be evidenced by promissory note in the form of Exhibit 3.2 (the "Term Note").  The Term Loan will be due and payable upon the sooner of (x) as provided in the Term Note, or (y) acceleration of the Term Loan following the occurrence of an Event of Default.

3.3 Interest Rates; Default Interest Rates.  The aggregate outstanding amount of all Obligations will bear interest at the applicable Base Rate and all interest will be payable on the first day of each month in arrears.  The aggregate outstanding amount of the Obligations will bear interest, from and after the occurrence and during the continuation of an Event of Default (and without constituting a waiver of any such Event of Default), at the rate of three percent (3.0%) per annum above the applicable Base Rate.  All interest payable under the Loan Documents will be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed, based on the aggregate amount of the Obligations that are outstanding on each day.  Interest will continue to accrue until all of the Obligations are paid in full.

3.4 Cross-Defaults and Cross-Collateralization.  A default under any Loan, Note or other Loan Document is a default under all Loans and all other Loan Documents.  All of the Collateral secures all Obligations.

3.5 Payments.  All payments, including any prepayments, by Borrowers on account of principal, interest, fees, or other Obligations must be made without setoff or counterclaim to Lender at the address specified on the first page of this Agreement in Dollars and in immediately available funds.  If any payment under this Agreement or any Note becomes due on a day other than a day which is a Business Day, its maturity will be extended to the next succeeding Business Day, and with respect to payments of principal and interest thereon, will be payable at the then-applicable rate during such extension.

3.6 Payment Mechanics.  As an administrative convenience to Borrowers to ensure the timely payment of amounts owing by Borrowers to Lender under the Loan Documents, Lender will debit Borrowers’ Deposit Accounts maintained with Lender to pay, on the due date thereof, all interest, principal or other payments due under any Note or Loan Documents and sums from time to time sufficient to pay, on the due date thereof, all fees and Expenses owing by Borrowers; provided that with respect to any third party Expenses, unless an Event of Default has occurred and is continuing, Lender will give three (3) Business Days prior notice to Borrowers before debiting Borrowers’ Deposit Account(s).  Lender will provide Borrowers with an invoice or receipt for all items charged against Borrowers’ Deposit Accounts.  To the extent there are funds in the Operating Account to pay the amounts referenced in this Section, Lender will debit the Operating Account first before debiting any other Deposit Account.

3.7 Statements.  Lender will account to Borrowers monthly with a statement of Revolving Loans, the balance owing under the Term Note, interest owing on the Loans, charges and payments made pursuant to this Agreement, and such accounting rendered by Lender will be deemed final, binding and conclusive upon Borrowers, absent manifest error, unless Lender is notified by Borrowers in writing to the contrary within thirty (30) days of the date each accounting is mailed to Borrowers.  Such notice from Borrowers will be deemed an objection only to those items specifically objected to in the notice.

3.8 Joint and Several Liability; Binding Obligations.  Each Borrower is jointly and severally liable for all of the Obligations.  Each Borrower, individually, expressly understands, agrees and acknowledges, that the Loans would not be made available on the terms of this Agreement in the absence of the collective credit of all of the Borrowers, the joint and several liability of all Borrowers, and the cross collateralization of all Loans.  Accordingly, each Borrower, individually acknowledges that the benefit to each of the Borrowers in the financing under the Loan Documents as a whole constitutes reasonably equivalent value, regardless of the amount of the Loan actually borrowed by, advanced to, or the amount of collateral provided by, any individual Borrower.  In addition, each Borrower hereby acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in this Agreement will be applicable to and will be binding upon all Borrowers, and will be binding upon all such entities when taken together.

3.9 Capital Adequacy.  If Lender determines that (a) the introduction after the Closing Date of any law, treaty, rule or regulation or any change therein after the Closing Date, (b) any change after the Closing Date in the interpretation or administration of any law, treaty, rule or regulation by any central bank or other governmental body or (c) the compliance by Lender with any guideline, request or directive from any central bank or other governmental body (whether or not having the force of law) after the Closing Date (for purposes of this Section 3.9, the term "Lender" includes Lender and any corporation or bank controlling Lender), has or would have the effect of reducing the rate of return on Lender's capital as a consequence of its obligations under this Agreement to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender's policies with respect to capital adequacy) by an amount deemed by Lender to be material, then, from time to time, Borrowers will pay to Lender within 30 days after demand such additional amount or amounts as is necessary to compensate Lender for such reduction.  In determining such amount or amounts, Lender may use any reasonable averaging or attribution methods.  The protection of this Section 3.9 will be available to Lender regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition.  A certificate of Lender setting forth such amount or amounts as are necessary to compensate Lender with respect to this Section 3.9 when delivered to Borrowers will be presumed correct absent manifest error.

4.CONDITIONS OF BORROWING

Lender will not make any Loan to Borrowers under this Agreement unless all of the following conditions are met at or prior to the time such Loan is made:

4.1 Representations True.  Borrowers' representations and warranties in this Agreement (and in all agreements referred to or executed in connection with this Agreement) are true as of the date of each Loan or advance under this Agreement with the same effect as though such representations and warranties had been made by  Borrowers at such time.

4.2 No Default.  No Event of Default under this Agreement then exists, nor does any event exist which, upon the lapse of time, service of notice, or both, would constitute an Event of Default under this Agreement, and no suit or proceeding at law or in equity or of any governmental body has been instituted or, to the knowledge of  Borrowers, threatened which, in either case, would materially and adversely affect  Borrowers' financial condition or business operations.

4.3 Counsel Opinion.  Simultaneous with the execution of this Agreement, Lender must have received from Borrowers and Guarantor satisfactory legal opinions as to:  (a) the due authorization, execution and delivery by Borrowers and Guarantor of the Loan Documents, and all documents and agreements referred to or executed in connection with this Agreement; (b) the enforceability of the Loan Documents to which Borrowers and Guarantor are a party; (c) Borrowers’ and Guarantor’s due organization, existence and qualification to do business in the state in which they do business; and (d) such other matters as Lender may require relating to the validity and enforceability of this Agreement, the security interests and liens created for Lender's benefit under the terms of the documents described or referenced in this Agreement.  Borrowers and Guarantor must also execute and deliver to Lender or its counsel all documents Lender may request concerning Borrowers’ and Guarantor’s status and authorization to enter into the transactions contemplated by this Agreement.

4.4 Adverse Developments. Since the date of the financial statements most recently furnished to Lender, there has been no material adverse change in the business, prospects, operations or condition, financial or otherwise, of Borrowers, Guarantor or any of the properties or assets of Borrowers or Guarantor.

4.5 Patriot Act Certificate.  Borrowers and Guarantor have each executed and delivered a Patriot Act Certificate and all other documentation and other information required by bank regulatory authorities under applicable "know-your-customer" and anti-money laundering rules and regulations, including the Patriot Act.

5.SECURITY FOR THE OBLIGATIONS

5.1 Grant of Security.  Borrowers each hereby grant Lender a continuing security interest and lien in all of their presently existing and hereafter acquired or arising Collateral to secure prompt repayment of all Obligations and to secure the prompt performance by Borrowers of each of their covenants and duties in this Agreement and any other agreements with Lender.  Lender's security interests in the Collateral will attach to all Collateral without further act on the part of Lender or Borrowers.  Borrowers have no authority, express or implied, to dispose of, sell or transfer any of the Collateral, except as expressly permitted in this Agreement.

5.2 Negotiable Collateral.  In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrowers will, upon the request of Lender, immediately endorse and assign such Negotiable Collateral to Lender and deliver physical possession of such Negotiable Collateral to Lender.

5.3 Additional Documentation. Borrowers authorize Lender to file all financing statements, continuation financing statements and fixture filings as are necessary in the Lender's discretion to perfect, maintain and give notice of a first priority perfected security interest in all of the Collateral.  At the request of Lender, Borrowers will execute and deliver to Lender, all security agreements, pledges, assignments, endorsements, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that Lender may reasonably request, in form satisfactory to Lender, to perfect and continue perfected Lender's security interest in the Collateral and in order to fully consummate all of the transactions contemplated hereunder and under the other Loan Documents.

5.4 Power of Attorney.  Subject to Section 5.7 and any applicable laws or regulations that prohibit such actions by Lender in respect of Medicare Accounts or Medicaid Accounts, Borrowers each hereby irrevocably designates, makes, constitutes and appoints Lender (and any of Lender's officers, employees or agents designated by Lender) as Borrower's true and lawful attorney-in-fact, upon, and subject to, the terms of this Section 5.4.  Pursuant to this power of attorney, Lender, or Lender's agent, may, without notice to Borrowers and in either the applicable Borrower's or Lender's name, but at the cost and expense of Borrowers, at such time or times as Lender in its sole discretion may determine:

(a) upon the occurrence and during the continuation of an Event of Default, demand payment of Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of Borrowers’ rights and remedies with respect to the collection of  Accounts;

(b) upon the occurrence of and during the continuation of an Event of Default, take control, in any manner, of any item of payment or proceeds relating to any Collateral;

(c) upon the occurrence of and during the continuation of an Event of Default, prepare, file and sign the applicable Borrower's name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any assignment or similar document in connection with any of the Collateral;

(d) sign the applicable Borrower's name on any documents described in Section 5.2 or 5.3 or on any other similar documents to be executed, recorded or filed in order to perfect or continue perfected Lender's security interest in the Collateral;

(e) upon the occurrence of and during the continuation of an Event of Default, sign the applicable Borrower's name on any invoices, documents, instruments or similar documents or agreements relating to the Accounts, or other Collateral, drafts against Account Debtors, schedules and assignments of Accounts and notices to Account Debtors;

(f) send requests for verification of Accounts;

(g) endorse the applicable Borrower's name on any checks, notes, acceptances, money orders, drafts or other items of payment or proceeds relating to any Collateral that may come into Lender's possession and deposit the same to the account of Lender for application to the Obligations;

(h) upon the occurrence of and during the continuation of an Event of Default, do all other acts and things necessary, in Lender's determination, to fulfill Borrowers’ obligations under this Agreement or any of the other Loan Documents;

(i)  upon the occurrence of and during the continuation of an Event of Default, notify the post office authorities to change the address for delivery of Borrowers’ mail to an address designated by Lender, to receive and open all mail addressed to either Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrowers;

(j) upon the occurrence of and during the continuation of an Event of Default, use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Accounts, and any other Collateral;

(k) upon the occurrence of and during the continuation of an Event of Default and subject to any notices required under this Agreement, any other Loan Documents or applicable law, sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Lender deems advisable;

(l) upon the occurrence of and during the continuation of an Event of Default, settle, adjust or compromise disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms that Lender determines to be reasonable, and, in furtherance thereof, execute and deliver any documents and releases that Lender determines to be necessary; and

The appointment of Lender as Borrowers’ attorney-in-fact and each and every one of Lender's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and this Agreement has been terminated.

5.5 Right To Inspect.  Lender, through any of its officers, employees or agents and at the Borrowers’ sole cost and expense, will have the right upon reasonable notice during each Borrowers' usual business hours, or during the usual business hours of any third party having control over any of Borrowers' Business Records, to inspect the Business Records in order to verify the amount or condition of, or any other matter relating to, the Collateral or Borrowers’ financial condition.  If an Event of Default has occurred and is continuing or if Lender reasonably believes that an Event of Default has occurred and is continuing, Lender may (a) inspect the Business Records without prior notice, and (b) conduct any of the inspections referenced in this Section 5.5 at any time without regard to the Borrowers’ or any third party's usual business hours.

5.6 Commercial Tort Claims.  If either Borrower at any time after the date of this Agreement become aware of any Commercial Tort Claim, Borrowers must promptly notify Lender thereof in writing, which notice will (i) set forth in reasonable detail the basis for and nature of the Commercial Tort Claim, and (ii) include the express grant by Borrowers to Lender of a security interest in the Commercial Tort Claim (and the proceeds thereof).  In the event that such notice does not include such grant of a security interest, the sending thereof by Borrowers to Lender will be deemed to constitute such grant to Lender.  Upon the sending of such notice, any Commercial Tort Claim described in the notice will constitute part of the Collateral and will be deemed included therein.  Without limiting the authorization of Lender under Section 5.3 or otherwise arising out of Borrowers’ execution of this Agreement or any of the other Loan Documents, Lender is irrevocably authorized at any time to file financing statements naming Lender as secured party and Borrowers as debtor, or any amendments to financing statements covering any Commercial Tort Claims Collateral.  In addition, Borrowers will promptly, upon Lender's request, execute and deliver, or cause to be executed and delivered, to Lender such other agreements, documents and instruments as Lender may reasonably require to evidence Lender's security interest in any Commercial Tort Claim.

5.7 Medicare Accounts and Medicaid Accounts.  Notwithstanding anything else in this Agreement or the other Loan Documents to the contrary, in accordance with and to the extent required by 42 USC Sections 1395(g) (Medicare) and 1396a(a)(32) (Medicaid), the regulations promulgated thereunder and the court decisions with respect thereto, payments on Medicare Accounts or Medicaid Accounts will not be (i) made to any party other than the provider of services to which they are due, or (ii) directly enforceable by Lender against the federal government or any agency or instrumentality thereof, notwithstanding that Lender has obtained a perfected security interest in such Accounts and proceeds thereof.  In the event that Medicare or Medicaid law changes with respect to the rights of Lender to directly collect and receive payment on the Medicare Accounts or Medicaid Accounts, the Borrowers agree to use their best efforts to collect or assist Lender in collecting payment.

6.REPRESENTATIONS AND WARRANTIES

In order to induce Lender to make Loans as provided in this Agreement,  each Borrower represents and warrants to Lender as follows:

6.1 Organization.  Borrower is a  corporation or limited liability company duly formed and existing under the laws of the State indicated in the preamble to this Agreement, and the execution, delivery and performance of the Loan Documents, including this Agreement and the issuance of any notes as provided in this Agreement are within its corporate powers, have been duly authorized, are not in contravention of law or the terms of its certificate of incorporation, formation or bylaws and do not require the consent or approval of any third party, including any governmental body, agency or authority.  Borrower is duly licensed or qualified to do business in all jurisdictions in which Borrower has property or business operations, or the failure to be so qualified will not materially and adversely effect Borrower or its property.

6.2 Financial Statements.  Borrower's and Guarantor’s balance sheets, the statements of profit and loss and surplus and the cash flow statements furnished to Lender from time to time will be in all material respects correct and complete and will fairly present Borrower's and Guarantor’s financial condition as of the relevant dates and the results of its operations for the applicable time periods.

6.3 Liens.  Except for Permitted Liens and excluding assets disclosed in writing to Lender as being subject to operating leases, Borrower has good and marketable title to all of the assets used in its business operations, including all Collateral, free and clear of all liens and encumbrances.

6.4 Absence of Conflicting Obligations.  The making and execution of the Loan Documents and compliance with their terms and the issuance of any notes will not (a) result in a breach of any of the terms and conditions of any material indenture, agreement or instrument to which Borrower is a party or its assets are subject, or (b) result in the imposition of any lien, charge, or encumbrance upon any property of Borrower pursuant to, or constituting a default under, any indenture or other agreement or instrument to which Borrower is a party or by which it is bound.

6.5 Taxes.  Borrower has no outstanding unpaid tax liabilities (except for taxes which are currently accruing from its current operations and ownership of property, and which are not delinquent), and no tax deficiencies have been proposed or assessed against Borrower.  There have been no audits of Borrower's federal income tax returns, which have resulted in or are likely to result in the assessment of any material tax liability against Borrower that has not been paid and all taxes shown by any returns have been paid.

6.6 Absence of Material Litigation.  Borrower is not a party to any litigation or administrative proceeding, nor so far as is known by Borrower is any litigation or administrative proceeding threatened against it, which in either case would, if adversely determined, cause any material adverse change in its properties or the conduct of its business.

6.7 CCII.  The operations of CCII have been consolidated with CCT and CCII no longer provides services to third parties.

6.8 Legal Name; Employer Identification Number.  Borrower's full legal name is exactly as set forth on the signature page of this Agreement and Borrower has not changed its name since the date of its organization, nor has it used any assumed name, tradename, or tradestyle, other than as set forth on Schedule 6.8 attached hereto.  Borrower's Federal employer identification numbers are set forth on Schedule 6.8.

6.9 Financing Statements.  Except for financing statements covering Permitted Liens, no financing statements covering any Collateral, proceeds of Collateral, or any other of Borrower's property are on file in any public office that evidence a valid security interest.

6.10 ERISA.  No Reportable Event has occurred with respect to any Plan.

6.11 Broker's Fees.  Borrower agrees to pay all broker’s, finder's or similar fees payable to any persons or entities in connection with this Agreement and to defend and hold Lender harmless against any and all such fees.

6.12 Places of Business.

(a) Borrower's principal place of business, records concerning the Collateral and all other Business Records are located at or about the address so indicated on Schedule 6.12;

(b) All places of business maintained by Borrower are set forth on Schedule 6.12; and

(c) Borrower will provide Lender with 30 days prior written notice of any change with respect to any of the foregoing.

6.13 Full Disclosure.  This Agreement and all of the Exhibits, Schedules and other written material delivered by Borrower to Lender in connection with the transactions contemplated by this Agreement do not contain any statement that is false or misleading with respect to any material fact and do not omit to state a material fact necessary in order to make the statements therein not false or misleading.  There is no additional fact that Borrower is aware of that has not been disclosed in writing to Lender that materially affects adversely or, so far as Borrower can reasonably foresee, will materially affect adversely Borrower's financial condition or business prospects.

6.14 Licenses.  Borrower owns or possesses adequate licenses or other rights necessary to conduct its business as now conducted or presently intended to be conducted.

6.15 Compliance With Law.  Borrower is in compliance with all material laws and regulations applicable to it, its business and properties (and no failure to comply will have a material adverse impact on Borrower, its business or properties), including laws and regulations applicable to third party payment programs such as Medicare, Medicaid or similar state or local programs and referrals under any of them.  Borrower has all licenses, permits, orders and approvals that are required under any governmental law or regulation in connection with Borrower's business and properties ("Permits").  No notice of any violation has been received with respect of any Permits and no proceeding is pending or, to the best of Borrower's knowledge, threatened to terminate, revoke or limit any Permits.

6.16 Accounts.  All of CCT’s Accounts constitute bona fide existing obligations created by the rendition of services or the providing of Goods in the ordinary course of CCT’s business.  Except for Contractual Adjustments, at the time of the creation of each Eligible Account or the inclusion of the Account on a Borrowing Base Certificate, each such Eligible Account is unconditionally owed to CCT without defense, dispute, offset, counterclaim or right of return or cancellation, and Borrowers have not received notice of actual or imminent bankruptcy, insolvency or material impairment of the financial condition of the Account Debtor regarding such Eligible Account.

6.17 Labor Matters.  Borrower is not involved in any labor dispute and there are no strikes or walkouts or union organization of any employees of Borrower threatened or in existence and no labor contract is scheduled to expire during the term of this Agreement.

6.18 Subsidiaries and Affiliates.  Holdings has no subsidiaries other than CCT and CCII, and CCT and CCII have no subsidiaries, and Borrowers are not engaged in any joint venture or partnership with any other person and are not an Affiliate of any other person (other than Guarantor).

6.19 Deposit Accounts.  Schedule 6.20 lists all banks and other financial institutions at which Borrower maintains deposits and/or other accounts, including any disbursement accounts, and Schedule 6.20 correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number.  Borrower will transfer all bank accounts to Lender within 30 days of the date of this Agreement.

6.20 Equity Redemptions.  Borrower is not party to any agreements which require or could obligate Borrower to redeem any equity interests or to make any distributions to any member in respect of its or their equity interests in Borrower other than Tax Distributions and any obligations to former shareholders that are subject to the Intercreditor Agreement.

6.21 Not an Investment Company; Other Regulations.  Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.  Borrower is not subject to any regulation under any federal or state statute or regulation (except those applicable to corporations generally) which limits its ability to incur Debt.

6.22 Solvency.  After giving effect to the transactions contemplated by this Agreement, the Borrower will be solvent, able to pay their debts as they mature, have capital sufficient to carry on their business and all businesses in which they are about to engage, and (i) as of the Closing Date, the fair present saleable value of their assets, calculated on a going concern basis, is in excess of the amount of their liabilities and (ii) subsequent to the Closing Date, the fair saleable value of their assets (calculated on a going concern basis) will be in excess of the amount of their liabilities.

6.23 Anti-Terrorism Laws.

(a) Neither Borrower, nor any Affiliate of Borrower, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) Neither Borrower, nor any Affiliate of Borrower or their respective agents acting or benefiting in any capacity in connection with the Advances or other transactions hereunder, is a Blocked Person.  Neither Borrower, nor any Affiliate of Borrower, (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit or any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

7.NEGATIVE COVENANTS

While any of the Obligations remain unpaid, each Borrower must not agree to and must not (without Lender's prior written consent):

7.1 Restriction on Liens.  Except for Permitted Liens, create or permit to be created or allow to exist any mortgage, pledge, encumbrance, or other lien upon or security interest in any property or assets now owned or acquired in the future by Borrower.

7.2 Restriction on Indebtedness.  Create, incur, assume, or have outstanding any indebtedness for borrowed money except:

(a) The Obligations;

(b) Indebtedness incurred in the ordinary course of Borrower's business for necessary Inventory, supplies, services, etc.;

(c) Indebtedness secured by Permitted Liens; and

(d) Indebtedness owing to Guarantor if such Indebtedness is subject to a subordination agreement in form and substance acceptable to Lender.

7.3 Subsidiaries; Mergers; Consolidations; Disposition of Assets; Organizational Changes.  Except for Permitted Transactions, form any subsidiary (whether wholly owned or otherwise), merge with or into or consolidate with or into any other corporation or entity; or sell, lease, transfer or otherwise dispose of all or any part of its property, assets or business (other than by sales of Inventory made in the ordinary course of business and sales of obsolete assets permitted by Section 5.1), or change the State of its incorporation, formation or organization.

7.4 Sale and Leaseback.  Enter into an agreement under which Borrower leases or purchases any property that Borrower has sold or is to sell.

7.5 Dividends, Distributions and Redemptions.  Except for Tax Distributions and Permitted Transactions, pay or declare any dividend, or make any other distribution on account of any shares of any class of its equity interests, or redeem, purchase, or otherwise acquire directly or indirectly, any shares of any class of its equity interests.

7.6 Investments.  Except for Permitted Transactions, make any loans or advances to, or investments in, other persons, corporations or entities, except:

(a) investments in (i) bank certificates of deposit and savings accounts; (ii) obligations of the United States; and (iii) prime commercial paper maturing within 90 days of the date of acquisition by Borrower; and

(b) advances made to employees and agents in the ordinary course of business, such as travel and entertainment advances and similar items, not to exceed in the aggregate $10,000 outstanding at anytime.

7.7 Contingent and Third Party Liabilities.  Guaranty or become a surety or otherwise contingently liable for any obligations of others, except pursuant to the deposit and collection of checks and similar items in the ordinary course of business, or assume or become obligated for any obligations of others.

7.8 Capital Structure.  Except for Permitted Transactions, make any change in Borrower's capital structure.

7.9 Other Changes.  Make any substantial change in the nature of its business from that engaged in on the date of this Agreement, engage in any other businesses other than those engaged in on the date of this Agreement, change its legal name or cease a material portion of its operations.

7.10 Insider and Affiliate Transactions.  Except for Permitted Transactions, enter into, or permit or suffer to exist, any transaction or arrangement with any Affiliate, shareholder, member, employee, director, officer, Affiliate, or member of management, except on terms that are reasonably comparable to what Borrower could obtain in arm's-length transactions, with persons who have no relationship with Borrower.

7.11 Subordinated Debt Payments.  Make any payments not permitted by any subordination or intercreditor agreement, including the Intercreditor Agreement.

7.12 Certain Agreements.  Enter into any agreement containing any provisions which would be violated or breached by Borrower's performance of its obligations under any Loan Document.

7.13 Anti-Terrorism Laws.  At any time, (a) directly or through its Affiliates and agents, conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving or any contribution of funds, goods or services to or for the benefit of any Blocked Person, (b) directly or through its Affiliates and agents, deal in, or otherwise engage in any transaction relating to, any property or interest in property blocked pursuant to the Executive Order No. 13224; (c) directly or through its Affiliates and agents, engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law or (d) fail to deliver to Lender any certification or other evidence requested from time to time by Lender in its sole discretion, confirming the compliance of Borrower and its Affiliates with this Section 7.13

8.AFFIRMATIVE COVENANTS

While any of the Obligations remain unpaid, each Borrower must at all times:

8.1 Insurance.  Maintain (a) adequate public liability and professional liability insurance with responsible companies reasonably satisfactory to Lender in such amounts and against such risks as is customarily maintained by similar businesses and by owners of similar property in the same general area, and (b) such workers compensation or similar insurance as may be required under the laws of any state or jurisdiction in which Borrower does business.

8.2 Existence; Payment of Taxes and Other Liabilities.  Maintain its corporate existence and pay all taxes, assessments and other governmental charges against it or its property, and all of its other liabilities, before the same become delinquent and before penalties accrue on these debts and obligations except to the extent and so long as the same are being contested in good faith by appropriate proceedings in such manner as not to cause any material adverse effect upon its financial condition, with adequate reserves provided for such payments, and, upon demand by Lender, posting with Lender of adequate security to protect Lender.

8.3 Accounting System.  Maintain a standard and modern system of accounting that enables Borrower to produce financial statements in accordance with GAAP.

8.4 Accounting Records; Reports.  Provide to Lender (or cause Guarantor to provide to Lender) the following in form satisfactory to Lender:

(a) Monthly Reports.  On or before the fifteenth day of each month, a "Borrowing Base Certificate" in form and substance satisfactory to Lender, together with accounts receivable agings, all as of the last day of the prior month.

(b) Quarterly Reports.  Within 45 calendar days after the end of each fiscal quarter, consolidated and consolidating balance sheets and statements of cash flow for Borrowers and Guarantor as of the close of such quarter and of the comparable quarter in the preceding fiscal year, and statements of income and surplus for each quarter and for that part of the fiscal year ending with each such quarter and for the corresponding period of the preceding fiscal year, all in reasonable detail.

(c) Annual Reports.

(i)
As soon as available and in any event within 150 days after the close of each fiscal year of Borrower and Guarantor, a copy of Borrowers’ and Guarantor’s consolidated and consolidating financial statements, audited by Hughes & Gosnell, CPAs, Moss, Krusich & Associates, LLC, or other independent certified public accounting firm of recognized standing and reasonably acceptable to Lender, together with all audit and management letters.

(d) Officer’s Certificates.  A Compliance Certificate in the form of Exhibit 8.4(d) with each financial statement to be delivered under this Agreement, executed by an authorized officer of Borrowers.

(e) Additional Information.

(i)
In addition to all other information required to be provided pursuant to this Section 8.4, Borrowers promptly must provide to Lender such other and additional information concerning Borrowers, the Collateral, the operation of Borrowers and Borrowers’ financial condition, including original counterparts of financial reports and statements, as Lender may from time to time reasonably request from Borrowers.

(ii)
(x) As soon as possible and in any event within 30 calendar days after either Borrower knows that any Reportable Event with respect to any Plan has occurred, a statement setting forth details as to such Reportable Event, together with a copy of the notice of such Reportable Event given to the Pension Benefit Guaranty Corporation, (y) promptly after the filing with the United States Secretary of Labor or the Pension Benefit Guaranty Corporation, copies of each annual report with respect to each Plan administered by any Borrower; and (z) promptly after receipt, a copy of any notices Borrowers may receive from the Pension Benefit Guaranty Corporation or the Internal Revenue Service with respect to any Plan administered by Borrower; provided, however, this subpart (z) will not apply to notices of general application promulgated by the Pension Benefit Guaranty Corporation or the Internal Revenue Service.

(f) Electronic Reporting.  At Lender's option, information and reports required to be submitted to Lender by Borrowers, to the extent practicable, will be transmitted by electronic mail and will be in a record layout format designated by Lender from time to time.  All information sent by electronic mail will be deemed an authenticated record sent by the individual and entity whose electronic mail address is provided thereon as "sender" or initiating party.  If reports or documents are sent to Lender by facsimile transmission or via e-mail in PDF or other electronic format approved by Lender, upon request by Lender, the original thereof must be promptly forwarded to Lender.

(g) Accounting Standards.  All financial statements to be provided to Lender under this Agreement will be prepared according to GAAP.

8.5 Inspections.  Permit Lender's representatives to visit and inspect any of each Borrower's properties and premises and examine, copy (by electronic or other means) and abstract any Business Records and Collateral records at any reasonable time, during business hours, and as often as may be reasonably desired.

8.6 Litigation.  Promptly furnish Lender, in writing, the details of all material litigation, legal or administrative proceedings, or other actions of any nature adversely affecting Borrowers, including, without limitation, any notices of violation, citation, commencement of administrative proceeding or similar notice commenced after the date hereof, in which more than $100,000 is at issue.

8.7 Audits and Examinations.  Permit Lender's representatives to conduct on-site audits and examinations of Borrowers’ Business Records (an "Examination") as often as Lender desires.  Borrowers will pay Lender's actual out-of-pocket expenses incurred for each Examination performed by or on behalf of Lender.

8.8 Compliance With Laws.  Comply in all respects with all material applicable laws and regulations, in effect from time to time, including without limitation all applicable Medicare and Medicaid laws and regulations.

8.9 Certified Provider Status.  CCT will continuously remain certified as a provider under the Medicare and Medicaid programs or any replacement or successor programs.

8.10 Maintenance of Properties.  Maintain and preserve all of its properties that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

8.11 Further Assurances.  At Lender's request, promptly execute or cause to be executed and delivered to Lender any and all documents, instruments and agreements deemed necessary or appropriate to facilitate the collection of any of the Collateral, or otherwise to give effect to or carry out the terms, conditions or intent of this Agreement (or any agreements or documents referred to or incorporated herein).

8.12 Notice.  Promptly provide Lender with written notice upon the occurrence of any of the following events, which written notice will be with reasonable particularity as to the facts and circumstances in respect of which such notice is being given:

(i)
Any change in either Borrower's president, chief executive officer, chief operating officer or chief financial officer (without regard to the title(s) actually given to the persons discharging the duties customarily discharged by officers with those titles).

(ii)	Any failure by Borrowers to pay rent at any leased locations, which failure continues for more than fifteen (15) calendar days following the last day on which such rent was payable.

(iii)	Any Material Adverse Change.

(iv)	The occurrence of an Event of Default.

(v)
Any intention on the part of either Borrower to discharge Borrower's present independent accountants or any notice of withdrawal or resignation by such independent accountants from their acting in such capacity.

(vi)	Any litigation which, if determined adversely to either Borrower, might have a material adverse effect on the financial condition of such Borrower.

(vii)	Any Borrower’s certification as an approved provider under the Medicare or Medicaid programs (or any replacement or successor programs thereto) is or will be terminated or cancelled.

8.13 Financial Covenants.

(a) For each Measurement Period commencing with the fiscal quarter ending June 30, 2011, maintain a Borrowers’ Fixed Charge Coverage Ratio of at least 1.10 to 1.00; and

(b) For each Measurement Period commencing with the three fiscal quarters ending December 31, 2011, maintain a Combined Fixed Charge Coverage Ratio of at least 1.10 to 1.00.

8.14 Use of Advances.  Except for Permitted Transactions, use the proceeds of the Loans for working capital purposes and general corporate purposes in the ordinary course of business, and not for any other purpose.  Borrowers do not extend or maintain, in the ordinary course of business, credit for the purpose, whether immediate, incidental, or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any Loan will be used for the purpose, whether immediate, incidental, or ultimate, of buying or carrying any Margin Stock or maintaining or extending credit to others for such purpose.

8.15 Bank Accounts.  Commencing thirty (30) days after the date of this Agreement, maintain all deposit, checking and savings bank accounts with Lender.

8.16 Deposits.  Commencing thirty (30) days after the date of this Agreement, deposit all proceeds of Accounts in the form received into Deposit Accounts maintained with Lender.

8.17 Life Insurance.

(a) By July 1, 2011, Borrower’s must obtain life insurance on the lives of Patrick Pickel and Robin Adkins in an amount of not less than $500,000 each.

(b) If Borrower acquires life insurance on the lives of any individuals (including the insurance referenced above), Borrower’s must promptly execute documents in form and substance acceptable to Lender to collaterally assign all rights under such policies to Lender.

8.18 Merger.  By April 26, 2011, CCT must (a) merge CCII into CCT, with CCT as the surviving entity and provide Lender documentation to evidence the merger, or (b) cause CCII to guarantee the Obligations and secure its guaranty with a security interest in all of its assets, all pursuant to documentation in form and substance acceptable to Lender.

9.DEFAULTS

If any one or more of the following events (each an "Event of Default" and collectively, "Events of Default") occurs, then Lender's obligation, if any, to make any Loan under this Agreement will, at Lender's option, immediately terminate, and the unpaid principal balance of, and accrued interest on, all Obligations, at Lender’s option, will be immediately due and payable, without further notice of any kind, notwithstanding anything contained to the contrary in this Agreement or in any other agreement, Note or document:

9.1 Default in Payment of Obligations.  Borrowers fail to pay any Obligations within five (5) days of the date due.

9.2 Default Under Any Loan Document. A default in the performance or observance of any term, condition or covenant in this Agreement or in any other agreement or instrument made or given by either Borrower or Guarantor to Lender required to be observed or performed by Borrowers or Guarantor, which if curable, is not cured within 10 Business Days of such default.

9.3 Representations or Statements False.  Any representation or warranty made by Borrowers or Guarantor in any Loan Document (including this Agreement) or any certificate delivered in accordance with this Agreement, or any financial statement delivered to Lender, proves to have been false in any material respect as of the time when made or given.

9.4 Default on Other Debt.  Borrowers fail to pay all or any part of the principal of or interest on any indebtedness of or assumed by Borrowers for borrowed money in excess of $100,000 as and when due and payable, whether at maturity, by acceleration or otherwise, and such default is not cured within the period of grace, if any, specified in the documents(s) evidencing such indebtedness.

9.5 Judgments.  A judgment (to the extent not covered by insurance) is entered against Borrowers or Guarantor which, together with other outstanding judgments entered against Borrowers or Guarantor, exceeds in the aggregate $100,000 and remains outstanding and unsatisfied, unbonded or unstayed for until the sooner of (i) 30 days after the date of entry of such judgment, or (ii) when the judgment creditor is permitted to commence enforcement actions under applicable law.

9.6 Bankruptcy; Insolvency.  Borrowers or Guarantor:  (a) becomes insolvent; or (b) is unable, or admits in writing its inability, to pay debts as they generally mature; or (c) makes a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its property; or (d) files on its behalf or consents to an Insolvency Proceeding; or (e) has an Insolvency Proceeding filed or instituted against it that is not stayed or dismissed within 30 days after it is filed or instituted; or (f) applies to a court for the appointment of a receiver, trustee or custodian for any of its assets; or (g) has a receiver, trustee or custodian appointed for any of its assets (with or without its consent). Provided, however, (a) this Agreement will be deemed terminated immediately upon the entry of an order for relief in any proceeding with respect to Borrowers or Guarantor under Title 11 of the United States Code without any action by Lender, and (b) in the event of an involuntary proceeding under such statute as to Borrowers or Guarantor, Lender will be under no obligation to continue financing hereunder from and after the commencement of any involuntary proceeding until such proceeding is dismissed.

9.7 Reportable Event.  If any Reportable Event occurs and continues for 30 days or any Plan is terminated within the meaning of Title IV of ERISA, or a trustee is appointed by the appropriate United States District Court to administer any Plan, or the Pension Benefit Guaranty Corporation institutes proceedings to terminate any Plan or to appoint a trustee to administer any Plan.

9.8 Material Adverse Change.  Borrowers or Guarantor suffer a Material Adverse Change.

9.9 Reserved.

9.10 Government Lien.  A notice of lien, levy or assessment is filed of record with respect to either a Borrower's or Guarantor’s assets by the United States government, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, or any tax or debt owing at any time hereafter to anyone becomes a lien, whether choate or otherwise, upon either Borrower's or Guarantor’s assets and the same is not paid on the payment date thereof, except such amounts as are being contested in good faith by appropriate legal or administrative proceedings.

9.11 Reserved.

9.12 Levy or Attachment.  More than $100,000 of either a Borrower's or Guarantor’s assets are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any judicial officer.

9.13 Indictment – Forfeiture.  The indictment of, or institution of any legal process or proceeding against, either Borrower, Guarantor or any officer or director of Borrower or Guarantor (in respect of his or her duties and responsibilities as an officer or director) under any applicable law where the relief, penalties, or remedies sought or available are a felony or include the forfeiture of more than $100,000 of property of a either Borrower or Guarantor and/or the imposition of any stay or other order, the effect of which could be to restrain in any material way the conduct by a Borrower or Guarantor of its business in the ordinary course and are not dismissed or corrected within 30 days.

9.14 Challenge to Loan Documents.

(a) Any challenge by or on behalf of a Borrower or Guarantor to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document's terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest or lien created by or in any Loan Document or any payment made pursuant thereto.

(b) Any final determination by any court or any other judicial or government authority that this Agreement is not enforceable strictly in accordance with the subject Loan Document's terms or which voids, avoids, limits, or otherwise adversely affects any security interest or lien created by any Loan Document or any material payment made pursuant thereto.

9.15 Change of Control.  Guarantor is not the majority shareholder or majority member of Holdings and Holdings is not the majority shareholder or majority member of Borrower.

9.16 Additional Equity.  By December 31, 2011, CCT fails to obtain at least $500,000 in additional equity (net of all costs, fees and expenses incident to obtaining such equity) or additional subordinated debt (if subject to a subordination agreement in form and substance acceptable to Lender).

9.17 Certified Provider Status.  CCT fails to remain certified as a provider under the Medicare or Medicaid programs or any substitute or replacement programs.

10.REMEDIES ON OCCURRENCE OF AN EVENT OF DEFAULT

10.1 Right and Remedies.  Upon the occurrence of an Event of Default (not cured within any time or grace period specifically provided in Section 9) and subject in all cases to Section 5.7 any applicable laws or regulations that prohibit such actions in respect of Medicare Accounts or Medicaid Accounts, Lender will have all rights and remedies provided by law, and all such rights and remedies granted under any Loan Documents relating to the Obligations, and under all other existing and future agreements between Lender and Borrowers or Guarantor.  All such rights and remedies are cumulative. Upon the occurrence and during the continuation of an Event of Default, Lender may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrowers:

(a) Declare all Obligations, whether evidenced by this Agreement, a Notes, any of the other Loan Documents or otherwise, immediately due and payable in full;

(b) Cease making Revolving Loans;

(c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Lender, but without affecting Lender's rights, security interests in the Collateral and without affecting the Obligations;

(d) Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Lender considers advisable and, in such cases, Lender will credit the Revolving Loans with only the net amounts received by Lender in payment of such disputed Accounts, after deducting all Expenses incurred or expended in connection therewith;

(e) Make such payments and do such acts as Lender considers necessary or reasonable to protect its security interest in the Collateral.  Borrowers agree to assemble any tangible Collateral if Lender so requires and to deliver (to the extent movable) or make the Collateral available to Lender at a place reasonably designated by Lender.  Borrowers authorize Lender to enter any premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest or compromise any encumbrance, charge or lien that in Lender's determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith.  With respect to any premises leased by either Borrower, Borrowers hereby grant Lender a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Lender's rights or remedies provided herein, at law, in equity, or otherwise;

(f) Without notice to Borrowers (such notice being expressly waived) and without constituting a retention of any Collateral in satisfaction of an obligation (within the meaning of Section 9-620 of the UCC), hold or set off and apply to the Obligations any and all (i) balances and deposits of either Borrower held by Lender, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Lender;

(g) Hold, or set off and apply, as cash collateral, any and all balances and deposits of either Borrower (including in any Deposit Accounts) held by Lender or in which Lender has a security interest to secure the Obligations;

(h) Upon application to the United States District Court for the Eastern District of Michigan, or any other court of competent jurisdiction, seek the immediate appointment of a receiver for all or part of the Collateral, whether such receivership is incidental to a proposed sale of the Collateral, pursuant to the UCC or otherwise.  Borrowers hereby consent to the appointment of such a receiver without bond, to the full extent permitted by applicable statute or law;

(i) upon the occurrence and during the continuation of an Event of Default, confess judgment against CCT for the sole purpose of obtaining a court order or judgment allowing Lender to collect Medicare Accounts and Medicaid Accounts directly from the applicable Account Debtors pursuant to the Warrant of Attorney attached as Exhibit 10.1(i).

(j) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places as Lender determines is commercially reasonable.  It will not be necessary that the Collateral be present at any such sale;

(k) Lender will give notice of the disposition of the Collateral as follows:

(i)
Lender will give Borrowers and each holder of a security interest in the Collateral who has filed with Lender a timely written request for notice, a notice in writing of the time and place of public sale or, if the sale is a private sale or some other disposition other than a public sale is to be made, then the time on or after which the private sale or other disposition is to be made;

(ii)
The notice will be personally delivered (including by overnight courier) or mailed, postage prepaid, to Borrower as provided in Section 11.8, at least ten Business Days before the date fixed for the sale, or at least ten Business Days before the date on or after which the private sale or other disposition is to be made, unless the Collateral is perishable or threatens to decline speedily in value.  Notice to persons other than Borrowers claiming an interest in the Collateral will be sent to such addresses as they have furnished to Lender;

(l) Lender may credit bid and purchase at any public sale;

(m) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrowers.  Any excess will be remitted without interest by Lender to the party or parties legally entitled to such excess; and

(n) In addition to the foregoing, Lender will have all rights and remedies provided by law and any rights and remedies contained in any other Loan Documents.  All such rights and remedies will be cumulative.

10.2 No Waiver.  No delay on the part of Lender in exercising any right, power or privilege under this Agreement or any Loan Document will operate as a waiver, nor will any single or partial exercise of any right, power or privilege under this Agreement or otherwise, preclude other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege.

11.GENERAL TERMS

11.1 Expenses, Fees and Costs; Indemnification.

(a) Subject to any other limitations set forth in this Agreement, Borrowers are responsible for the payment of all Expenses.  Borrowers also agree to indemnify Lender for any and all Claims that may be imposed on, incurred by or asserted against Lender in connection with this Agreement or any Loan Document or transaction contemplated hereby or thereby or the business relationship between Lender and Borrowers except for Claims arising from Lender's willful misconduct or gross negligence.

(b) Borrowers’ obligation to pay the Expenses and all of the reimbursement obligations and indemnification obligations provided for in this Section 11.1 are part of the Obligations, are secured by all of the Collateral, and survive the repayment of the Obligations.

11.2 Successors.  The provisions of this Agreement will inure to the benefit of and be binding upon any successor to any of the parties to this Agreement and will extend and be available to any holder of the Notes; provided, however, that persons or entities which succeed to the rights of Borrowers under this Agreement will not be entitled to enforce any rights or remedies of Borrowers under or by reason of the terms of this Agreement, or any other agreement referred to or incorporated by reference into this Agreement, unless they will have obtained Lender's prior written consent to succeed to such rights.

11.3 Assignments and Participations.  Borrowers consent to Lender's sale of participations in the Loans or an assignment of all or any partial interest in the Loans and Loan Documents to any third party.  Borrowers also acknowledge and agree that any assignment will give rise to a direct obligation of Borrower to the assignee and the assignee will, for purposes of Section 11.1, be considered to be a "Lender."  Further, in connection with the sale of a participation or an assignment of any interest in the Loans, Lender will be free to provide the participant or assignee, on a confidential basis, any financial or other information in its possession or control related to Borrowers.

11.4 Waivers by Borrowers.

(a) Except as otherwise provided for in this Agreement or by applicable law, Borrowers waive:  (i) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which Borrowers may in any way be liable, (ii) all rights to notice and a hearing prior to Lender's taking possession or control of, or to Lender's replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing Lender to exercise any of its remedies, and (iii) the benefit of all valuation, appraisal and exemption laws.

(b) To induce Lender to enter into the Loan Documents, to the fullest extent permitted by applicable law, Borrowers will not assert, and Borrowers hereby waive, any claims against Lender, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Loan Documents or any undertaking or transaction contemplated hereby.  Lender will not have any liability to Borrowers (whether in tort, contract, equity or otherwise) for losses suffered by Borrowers in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Lender, that the losses were the direct result of acts or omissions by Lender constituting gross negligence or willful misconduct.  In any such litigation, Lender will be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement.  Borrowers: (i) certify that neither Lender nor any representative, agent or attorney acting for or on behalf of Lender has represented, expressly or otherwise, that Lender would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Loan Documents and (ii) acknowledges that in entering into this Agreement and the other Loan Documents, Lender is relying upon, among other things, the waivers and certifications set forth in this Section 11.4 and elsewhere in this Agreement.

(c) Borrowers waive any bond or surety or security upon such bond or surety (other than any appeal bond required in connection with any appeal initiated by Lender) which might be required of Lender before Lender enforces its rights under this Agreement or otherwise applicable law.

11.5 Anti-Waiver; Amendments; and Cumulative Remedies Provisions.  No failure or delay on the part of Lender or the holder of any Note in the exercise of any power or right, and no course of dealing between Borrowers and Lender or the holder of any Note, will operate as a waiver of such power or right, nor will any single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right.  The remedies provided for herein are cumulative and not exclusive of any remedies which may be available to Lender at law or in equity.  No notice to or demand on Borrowers not required hereunder or under any Note or other agreement will in any event entitle Borrowers to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of Lender or the holder of any note to any other or further action in any circumstances without notice or demand.  Any waiver of any provision of this Agreement, any Note or other agreement, and any consent to any departure by Borrowers from the terms of any provision of this Agreement, any Note or other agreement, will be effective only in the specific instance and for the specific purpose for which given.  Neither this Agreement nor any Note or other agreement nor any terms hereof or thereof may be changed, waived, discharged or terminated (other than obligations that terminate upon payment in full of the Obligations), unless such change, waiver, discharge or termination is in writing signed by Borrowers and Lender.

11.6 Controlling Law.  This Agreement, the Notes, the other Loan Documents and any other agreements between the parties will be governed by and construed in accordance with the internal laws of the State of Michigan applicable to contracts made and performed within Michigan without regard to conflict of laws provisions.

11.7 Counterparts.  This Agreement may be signed in any number of counterparts with the same effect as if all signatures were upon the same instrument.

11.8 Notices.  All communications or notices that are required or may be given under this Agreement will be made in writing (including telecommunications) and, if to Borrowers, addressed to it at its address set forth in Schedule 6.12, with a copy to Bernadette Dennehy, Esq., Dickinson Wright PLLC, 500 Woodward Avenue, Suite 4000, Detroit, Michigan 48226, Facsimile (313) 223-3598, and if to Lender, addressed to it at the address specified on Schedule 6.12, and a copy to Donald F. Baty, Jr., Esq., Honigman Miller Schwartz & Cohn LLP, 2290 First National Building, 660 Woodward Avenue, Suite 2290, Detroit, Michigan  48226, Facsimile (313) 465-7315, and delivered by any of the following means:  (a) hand delivery, (b) registered or certified mail, postage prepaid, with return receipt requested, (c) express mail, postage prepaid, (d) Federal Express, or like overnight courier service, or (e) facsimile transmission with request for assurance of receipt in a manner typical with respect to communications of that type, with a paper copy of such electronic communication sent immediately thereafter by Federal Express or like overnight courier service.

(a) Except as otherwise specifically provided in this Agreement, notices will be deemed made and correspondence received, as follows (all times being local to the place of delivery or receipt):

(i)	By mail - the sooner of when actually received or three (3) Business Days following deposit in the United States mail, postage prepaid.

(ii)	By recognized overnight express delivery - the Business Day following the day when sent.

(iii)
By Hand - If delivered on a Business Day after 9:00 AM and no later than three (3) hours prior to the close of customary business hours of the recipient, when delivered.  Otherwise, at the opening of the then next Business Day.

(iv)
By Facsimile transmission (which must include a header on which the party sending such transmission is indicated) - if sent on a Business Day after 9:00 AM and no later than three (3) hours prior to the close of customary business hours of the recipient, one (1) hour after being sent.  Otherwise, at the opening of the then next Business Day.

(b) Rejection or refusal to accept delivery and inability to deliver because of a changed address or facsimile number for which no due notice was given will each be deemed receipt of the notice sent.

11.9 Loan Agreement Controls.  Anything contained in any other agreement referred to in this Agreement or in any other agreement now existing between Lender and Borrowers to the contrary notwithstanding, in the event of any express conflict between the terms and provisions of such other agreement and those contained in this Agreement, the terms of this Agreement will govern and control.

11.10 Partial Invalidity.  The unenforceability for any reason of any provision of this Agreement will not impair or limit the operation or validity of any other provisions of this Agreement or any other existing or future agreements between Lender and Borrowers.

11.11 Legal Rate Adjustment.  This Agreement, the Notes and all other Loan Documents between Borrowers and Lender are expressly limited so that in no event whatsoever will the amount of interest paid or agreed to be paid to Lender exceed the highest rate of interest permissible under applicable law.  If, from any circumstances, fulfillment of any provision of this Agreement or any notes at the time performance of such provisions will be due, will involve exceeding the interest limitation validly prescribed by law which a court of competent jurisdiction may deem applicable to this Agreement and any Loans under this Agreement, then the obligation to be fulfilled will be reduced to an amount computed at the highest rate of interest permissible under applicable law, and if, for any reason whatsoever, Lender will ever receive as interest an amount which would be deemed unlawful under applicable law, such interest will be automatically applied to the payment of the principal of any notes, as the case may be (whether or not then due and payable), and not to the payment of interest, or will be refunded to Borrowers, if such principal has been paid in full.

11.12 Setoff.  In addition to any rights and remedies of Lender provided by law, Lender has the right, without prior written notice to Borrowers, any such notice being expressly waived by Borrowers to the fullest extent permitted by applicable law, upon the occurrence of any Event of Default and so long as such Event of Default is continuing, to set off and apply against any Obligations, whether matured or unmatured, of Borrowers to Lender, any amount owing by Lender to Borrowers, at or at any time after the happening of any of the above mentioned events, and such right of setoff may be exercised by Lender against Borrowers or against any assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor of a Borrowers, or against anyone else claiming through or against Borrowers of such assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of setoff has not been exercised by Lender prior to the making, filing or issuance or service upon Lender of, or of notice of, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena or order or warrant.

11.13 No Marshalling.  Each Borrower, on its own behalf and on behalf of its successors and assigns, hereby expressly waives all rights, if any, to require a marshalling of assets by Lender or to require that Lender first resort to some or any portion of the Collateral before foreclosing upon, selling or otherwise realizing on any other portion thereof.

11.14 Reinstatement of Obligations and Security.  To the extent that  either Borrower makes a payment to Lender or Lender receives any payment(s) or proceeds of Accounts or other Collateral for a Borrower's benefit, which payment(s) or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable doctrine, then, to the extent of such payment(s) or proceeds received, Borrowers’ obligations or part thereof intended to be satisfied thereby will be reinstated and continue in full force and effect, and all collateral security therefor will remain in full force and effect (or be reinstated), as if such payment(s) or proceeds had not been received by Lender, and an appropriate adjustment to Borrowers’ loan balance may be recorded, until payment will have been made to Lender, which payment will be due on demand.

11.15 Survival; Reliance.  All agreements, representations and warranties made in this Agreement (and all agreements referred to or incorporated herein) will survive the execution of this Agreement and the other Loan Documents and the making of the Loans and the execution and delivery of the Notes and any other notes.  Notwithstanding anything in this Agreement (or any documents or agreements referred to or incorporated herein) to the contrary, no investigation or inquiry by any party with respect to any matter which is the subject of any representation, warranty, covenant or other agreement set forth herein or therein is intended, nor will it be interpreted, to limit, diminish or otherwise affect the full scope and effect of any such representation, warranty, covenant or other agreement.  All terms, covenants, agreements, representations and warranties of Borrowers made herein (or in any documents or agreements referred to or incorporated herein), or in any certificate or other document delivered pursuant hereto will be deemed to be material and to have been relied upon by Lender, notwithstanding any investigation heretofore or hereafter made by Lender or its agents.

11.16 Interpretation.  This Agreement (and all agreements referred to or incorporated into this Agreement) is being entered into among competent persons, who are experienced in business and represented by counsel, and has been reviewed by the parties and their counsel.  Therefore, any ambiguous language in this Agreement (and all agreements referred to or incorporated herein) will not necessarily be construed against any particular party as the drafter of such language.

11.17 Independence of Covenants.  All covenants hereunder are to be given independent effect so that if a particular action or condition is not permitted by any such covenant, the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant will not avoid the occurrence of a default or an Event of Default if such action is taken or such condition exists.

11.18 Copies and Facsimiles.  Each Loan Document and all documents and papers which relate thereto which have been or may be in the future furnished by or to Lender may be reproduced by any photographic, microfilm, xerographic, digital imaging, or other process, and Lender may destroy any document so reproduced.  Any such reproduction, with the exception of the Notes, will be admissible in evidence as the original itself in any judicial or administration proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business).  Any facsimile which bears proof of transmission will be binding on the party for which or on whose behalf such transmission was initiated and likewise will be so admissible in evidence as if the original of such facsimile had been delivered to the party for which or on whose behalf such transmission was received.

11.19 Certain Rules of Construction.  For purposes of this Agreement:

(a) Certain References.  The words "herein," "hereof" and "hereunder," and words of similar import, refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to Sections, Paragraphs  and Exhibits, and similar references, are to Sections or Paragraphs of, or Exhibits to, this Agreement unless otherwise specified.

(b) General Rules.  Unless the context otherwise requires:  (i) the singular includes the plural, and vice versa; (ii) all pronouns and any variations thereof refer to the masculine, feminine or neuter, as the identity of the person or persons may require; (iii) all definitions and references to an agreement, instrument or document means such agreement, instrument or document together with all exhibits and schedules thereto and any and all amendments, restatements, supplements, replacements, or modifications thereto as the same may be in effect at the time such definition or reference is applicable for any purpose; (iv) all references to any party will include such party's successors and permitted assigns; (v) "include", "includes", and "including" are to be treated as if followed by "without limitation" whether or not they are followed by these words or words with a similar meaning; (vi) text which is shown in bold or IN ALL CAPITAL LETTERS will be deemed conspicuous; (vii) the words "may not" or “must not” are prohibitive and not permissive; (viii) references to "Sections" are references to Sections of this Agreement; and (ix) the word "will" has the same meaning as "shall" and when used in connection with any act or action means that the act or action is mandatory and not permissive.

(c) Accounting Terms and Determinations.  Except as otherwise provided in this Agreement, all accounting terms used in this Agreement must be interpreted, all accounting determinations hereunder must be made, and all financial statements required to be delivered hereunder must be prepared in accordance with generally accepted accounting principles; provided that, if Borrowers adopt a change in accounting principles (including any changes in generally accepted accounting principles) from those used in preparing the financial statements of Borrowers or that affects in any material respect (as determined by Lender) the computation of or compliance with any of the provisions of this Agreement, then, unless this Agreement has been amended to modify such provisions to take account of such change in accounting principles, all financial restrictions, provisions, and ratios must continue to be computed based upon accounting principles in effect prior to adoption of such change.

(d) Uniform Commercial Code.  All other terms contained in this Agreement will have, when the context so indicates, the meanings provided for by the UCC to the extent such terms are used or defined in the statute.

(e) Headings.  The headings of the various subdivisions hereof are for convenience of reference only and will in no way modify or affect the interpretation of any of the terms or provisions hereof.

(f) Calendar Days.  Unless a reference to "days" in this Agreement or any other Loan Documents specifically includes a reference to Business Days or business days, the reference is intended to be to calendar days.

11.20 Appointment of Agent.

(a) Holdings hereby irrevocably appoints and constitutes CCT as its agent to request and receive Revolving Loans (and to otherwise act on behalf of Holdings pursuant to this Agreement and the other Loan Documents) from Lender in the name of or on behalf of Holdings.  Lender may disburse the Revolving Loans to the Operating Account without notice to Holdings or any other person at any time obligated on or in respect of the Obligations.

(b) Holdings hereby irrevocably appoints and constitutes CCT as its agent to receive statements of account and all other notices from Lender with respect to the Obligations or otherwise under or in connection with this Agreement and the other Loan Documents.

11.21 Entire Agreement of the Parties.  This Agreement and the other Loan Documents, including all agreements referred to or incorporated into this Agreement and all recitals in this Agreement (which recitals are incorporated as covenants of the parties), constitute the entire agreement between the parties relating to the subject matter of this Agreement.  This Agreement supersedes all prior agreements, commitments and understandings between the parties relating to the subject matter of this Agreement and cannot be changed or terminated orally, and will be deemed effective as of the date noted above.

11.22 ACKNOWLEDGMENT OF BORROWERS.  THIS AGREEMENT HAS BEEN FREELY AND VOLUNTARILY ENTERED INTO WITH THE LENDER BY BORROWERS, WITHOUT ANY DURESS OR COERCION, AND AFTER BORROWERS HAVE CONSULTED WITH COUNSEL, AND BORROWERS ACKNOWLEDGE THAT THEY HAVE CAREFULLY AND COMPLETELY READ AND UNDERSTAND ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.

11.23 SUBMISSION TO JURISDICTION AND VENUE.  ANY JUDICIAL PROCEEDING BY BORROWERS OR LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER OR CLAIM IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS AGREEMENT OR ANY PRESENT OR FUTURE AGREEMENT BETWEEN BORROWER AND LENDER, MAY BE BROUGHT ONLY IN A FEDERAL COURT LOCATED IN THE STATE OF MICHIGAN OR IN STATE COURTS IN OAKLAND COUNTY, MICHIGAN; PROVIDED THAT THE FORGOING WILL NOT APPLY TO THE EXTENT LENDER IS REQUIRED BY APPLICABLE LAW TO BRING AN ACTION IN ANOTHER JURISDICTION FOR PURPOSES OF FORECLOSING ITS INTEREST IN ANY COLLATERAL.  BY EXECUTION AND DELIVERY OF THIS AGREEMENT, BORROWERS AND LENDER ACCEPT FOR THEMSELVES AND IN CONNECTION WITH THEIR RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREE TO BE BOUND BY ANY FINAL JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, OR ANY OTHER PRESENT AND FUTURE AGREEMENT BETWEEN BORROWER AND LENDER.  BORROWER AND LENDER WAIVE ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED HEREUNDER OR IN CONNECTION HEREWITH AND MAY NOT ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE OR BASED UPON FORUM NON CONVENIENS.  BORROWER OR LENDER MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE WAIVERS AND CONSENTS CONTAINED HEREIN.

11.25           WAIVER OF JURY TRIAL.  BORROWERS AND LENDER EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED.  LENDER AND BORROWERS, AFTER CONSULTING COUNSEL OF THEIR CHOICE, EACH HEREBY KNOWINGLY AND VOLUNTARILY, WITHOUT COERCION, WAIVE ALL RIGHTS TO A TRIAL BY JURY OF ALL DISPUTES BETWEEN THEM.  NEITHER BORROWERS NOR LENDER WILL BE DEEMED TO HAVE GIVEN UP THIS WAIVER OF JURY TRIAL UNLESS SUCH RELINQUISHMENT IS IN A WRITTEN INSTRUMENT SIGNED BY THE PARTY TO BE CHARGED.

[Intentionally left blank, signature page follows]

[Signature page to Loan and Security Agreement as of dated April 11, 2011]

CARE CHOICES OF TENNESSEE, INC., a Tennessee corporation

By:
Gary D. Lewis, Vice President

CC TENNESSEE HOLDINGS, LLC, a Nevada limited liability company

By:  American BioCare, Inc., its sole member

By:
Gary D. Lewis, Chairman and Chief                                                                Executive Officer

CITIZENS BANK, a Michigan banking corporation

By:
Daniel J. Montes, Vice President

SCHEDULES
2:              Permitted Liens
6.8:              Assumed Names
6.12:              Business Addresses
6.18:              Labor Matters
6.20:              Bank Accounts

EXHIBITS
3.1              Revolving Note
3.2              Term Note
8.4(d):              Officer’s Certificate
10.1(i)              Warrant of Attorney

SCHEDULE 2

PERMITTED LIENS

Security interests in favor of CCT’s and CCII’s former shareholders if such security interests are subordinated and subject to the terms of the Intercreditor Agreement.
SCHEDULE 6.8

ASSUMED NAMES

None
SCHEDULE 6.12

BUSINESS ADDRESSES

CCT

Address for notices:

Care Choices of Tennessee, Inc.
151 Sherway Road, Suite 1
Knoxville, TN 37922

Other business locations: None

Holdings

Address for notices:

CC Tennessee Holdings, LLC
101 West Big Beaver Road, Suite 1400
Troy, MI  48084

Other business locations:  None

SCHEDULE 6.18

LABOR MATTERS

None.

SCHEDULE 6.20

BANK ACCOUNTS

EXHIBIT 8.4(d)

OFFICER'S CERTIFICATE

Date

Citizens Bank

Dear                                                      :

We have reviewed and refer you to the Loan and Agreement (the "Loan Agreement") dated as of April 11, 2011, between Citizens Bank, Care Choices of Tennessee, Inc. and CC Tennessee Holdings, LLC; capitalized terms have the meaning given in the Loan Agreement.

As of this date:

1. No Event of Default has occurred and is continuing under the Loan Agreement, nor does any event exist which, upon the lapse of time, service of notice, or both, would constitute an Event of Default under the Agreement except as set forth on Schedule 1.

2. To the best of our knowledge, no suit or proceeding at law or in equity or of any governmental body has been instituted or threatened which, in either case, would materially and adversely affect the financial condition or business operations of Borrowers except as set forth on Schedule 2.

3. The financial statements of Borrowers attached hereto have been prepared in accordance with GAAP (subject to year-end adjustments) and fairly represent the financial condition of Borrowers except as set forth on Schedule 3.

4. Borrowers are in timely compliance with all covenants, and each of the representations and warranties set forth in the Agreement and the other Loan Documents, as of the date hereof and as of the date of any financial statements submitted herewith except as set forth on Schedule 4.

5. For the Measurement Period ending _____________________, 201__, Borrowers’ Fixed Charge Coverage Ratio was ___:1.0 and the Combined Fixed Charge Coverage Ratio was ___:1.0. Schedule 7 shows the calculation of the Fixed Charge Coverage Ratios.

You are authorized to rely on this certification for any future Loans made to Borrowers.

By:
(Signature)

(Title)
EXHIBIT 10.1(i)

WARRANT OF ATTORNEY

Care Choices of Tennessee, Inc., its successors and assigns (“Care Choices”) appoints, makes, and authorizes, without power of revocation, any attorney of the Oakland County Circuit Court, Michigan, designated by Citizens Bank (“Citizens”) as Care Choices’ attorney (the “Attorney”) for the limited purposes of appearing before the Oakland County District Court (the “Court”) at any time after the occurrence and during the continuation of an Event of Default under the Agreement (defined below), to waive issuance and service of process, consent to jurisdiction in the Court, and to confess judgment against Care Choices and in favor of Citizens in accordance with Section 5.4 of the Loan and Security Agreement between Citizens, Care Choices and CC Tennessee Holdings, LLC, dated as of April 11, 2011 (the “Agreement”), strictly for the limited purpose set forth below.  Care Choices gives the Attorney full authority to do and perform any and every act and thing whatsoever required and necessary to be done by Care Choices under the Agreement to carry out the provisions of Section 10.1(i) of the Agreement as full as Care Choices might or could do if personally present, with full power of substitution and revocation, and confirms and ratifies all that Attorney lawfully does pursuant to and strictly in accordance with this warrant of attorney.  Specifically, Care Choices authorizes the Attorney, to the fullest extent possible, for the sole purpose of confessing judgment on behalf of Care Choices to entry of a Judgment allowing Citizens to collect Medicare Accounts and Medicaid Accounts (each as defined in the Agreement) directly from the applicable Account Debtors (as defined in the Agreement).

Dated: April 11, 2011	CARE CHOICES OF TENNESSEE, INC., a Tennessee corporation By: Gary D. Lewis, Vice President

On _____________________ before me personally appeared __________________________, known to be to be the person[s] described in and who executed the foregoing warrant of attorney, and acknowledged that _______ executed it freely and voluntarily.

Notary